                                                                Exhibit 19









                                   1st
                                 FRANKLIN
                                FINANCIAL
                               CORPORATION



                                QUARTERLY
                           REPORT TO INVESTORS
                                 FOR THE
                            THREE MONTHS ENDED
                              MARCH 31, 1997

                            CHAIRMAN'S LETTER

TO OUR INVESTORS:

   As you read the enclosed 1st Franklin Financial Corporation financial statement, you will note some differences. Under certain conditions companies can be granted "S Corporation" status for income tax purposes. Being an "S Corporation" eliminates one level of taxation. The corporation ceases to be a taxpayer and the shareholders become responsible for all of the taxes formerly paid by the corporation. 1st Franklin Financial Corporation has been granted "S Corporation" status and we will no longer pay taxes as a corporation but taxes will be paid by the five Cheek family members who are shareholders. There will be some impact on the Balance Sheet and Profit and Loss Statement portions of our financial statements for the balance of this year. We will be using up a Prepaid Taxes asset on the Balance Sheet by expending that reserve account against current earnings. No cash will be involved in this transaction and it is a one time book adjustment to properly reflect the fact that 1st Franklin Financial Corporation is no longer subject to federal and certain state income taxes since that responsibility is now shifted to the shareholders.

   I might mention that our insurance subsidiary companies will still be taxpayers, so when you see our consolidated balance sheet, there will be a provision for taxes for the insurance companies but not for 1st Franklin Financial Corporation, the Parent Company.

   Should you have any questions about this matter or anything else, please give us a call at 1-800-282-0709 or in Toccoa at 706-886-7571 and speak to anyone in our Investment Center or ask for me. Better still, come by our Investment Center if it is convenient for you to do so. Either way, we will be delighted to hear from you.

                                                         Ben F. Cheek, III
                                                       Chairman of the Board


                           MANAGEMENT'S LETTER

Financial Condition:
-------------------
   Net receivables (gross receivables less unearned finance charges) declined $5.0 million (6%) during the first three months of 1997 due to a slowdown in new business generated. Historically, loan volume tends to be sluggish during the first quarter of each new year due to a post-Christmas downswing in business activity.

   Total assets decreased $1.6 million (1%) during the same period mainly due to the decrease in the loan portfolio and due to a one time non-recurring charge of $3.6 million against the Company's provision for income taxes to expense an accumulated prepaid tax asset. This $3.6 million expense of prepaid income taxes (previously included in "Other Assets") was a non-cash transaction made in conjunction with the Company's election to become an "S Corporation" for income tax reporting purposes effective January 1, 1997.
See "Chairman's Letter" for further discussion regarding the Company's election of "S corporation" status.

   Although total assets declined, the Company's balance sheet remained strong with significant concentrations of cash and investment securities. Surplus funds generated from loan payments, sales of the Company's debt securities and funds generated from the Company's insurance operations resulted in a $5.4 million (23%) increase in investment securities at March 31, 1997 as compared to December 31, 1996.

Results of Operations:
---------------------
   Total revenues were $14.3 million during the quarter ended March 31, 1997 as compared to $13.4 million during the same period ended March 31, 1996. The increase in revenues resulted from interest income earned on higher levels of average net outstanding receivables during the current quarter as compared to the same quarter a year ago. Average net receivables increased $8.5 million (6%) to $143.0 million at March 31, 1997 from $134.5 million at March 31, 1996. Also contributing to the increase in revenues was growth in investment income attributable to higher levels of investment securities outstanding.

   Although total revenues increased, earnings before income taxes declined $1.2 million (47%) due to increased loan losses and increased other operating expenses. The Company's loan loss provision increased $.3 million (33%) due to escalating net chargeoffs. Losses due to bankruptcies continue to be the major cause of mounting loan losses. Another factor contributing to the increase in the loss provision was Management's decision to increase the Company's loan loss reserve during the second half of 1996.

   Increases in other operating expenses was also a major factor in pre-tax earnings being lower during the period just ended as compared to the prior year. Twenty-one new branch offices have been opened in the preceding seven months and the additional overhead cost, particulary personnel and occupancy expenses, associated with these openings have been the primary cause for other operating expenses increasing $1.6 million (20%) during the comparable periods. Annual merit increases and cost-of-living increases for personnel was another factor contributing to the increase in other operating expenses.

   Legal expenses incurred with the Alabama lawsuits added to the increase in other operating expenses during the current quarter. The Company reached settlement agreements on four proceedings during the quarter just ended and has accrued for the disbursement thereof. The Company and its employees deny that they are guilty of any wrongdoing or any breach of any legal obligation or duty to the claimants. However, in recognition of the expense and uncertainty of litigation, Management felt it was in the best interest of the Company to dispose of those cases.

   The aforementioned election to be an "S Corporation" for income tax reporting purposes and the related non-recurring transaction to expend the Company's accumulated prepaid tax asset during the quarter just ended skews the effective tax rate for the quarter. Also the fact that as an "S Corporation", income taxes for the Parent Company are paid by the shareholders, a comparison of effective tax rates between the comparable periods would be distorted.

Liquidity:
---------
     Liquidity requirements of the Company are financed through the collection of receivables and through the issuance of public debt securities. Net cash flows from financing activities, excluding bank borrowing, increased $7.2 million during the quarter just ended as compared to the same quarter a year ago, liquidity was not adversely affected as the Company maintained a strong cash position and collections on loans increased $4.0 million during the comparable periods. In addition to the securities program, the Company has two external sources of funds through the use of two Credit Agreements. One agreement provides for available borrowing of $21.0 million. Available borrowings were $21.0 million at March 31, 1997 and December 31, 1996, relating to this agreement. Another agreement provides for an additional $2.0 million for general operating purposes. Available borrowings under this agreement were $2.0 million at March 31, 1997 and December 31, 1996.

   Liquidity was not adversely affected by delinquent accounts as the percentage of outstanding receivables 60 days or more past due decreased to 5.8% of receivables at March 31, 1997 from 6.4% of receivables at December 31, 1996.

Other:
-----
   Other various legal proceedings are pending against the Company in Alabama and Georgia alleging different violations of consumer lending laws and violations in connection with the sale of credit insurance and loan refinancing. The financial condition and operating results of the Company could be materially affected in the event of an unfavorable outcome.
However, Management believes that the Company's operations are in compliance with applicable regulations and that the actions are without merit. The Company is diligently contesting the remaining complaints.

                   1st FRANKLIN FINANCIAL CORPORATION
              CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                 March 31,      December 31,
                                                   1997             1996
                                               ------------     ------------
                                                (Unaudited)       (Audited)

                                  ASSETS

CASH AND CASH EQUIVALENTS  . . . . . . . . . . $ 26,564,699     $ 27,432,705
                                               ------------     ------------
LOANS, net   . . . . . . . . . . . . . . . . .  125,897,226      129,684,119
                                               ------------     ------------
INVESTMENT SECURITIES:
  Available for Sale, at market value  . . . .   26,245,642       20,783,883
  Held to Maturity, at amortized cost  . . . .    2,947,730        2,946,099
                                               ------------     ------------
                                                 29,193,372       23,729,982
                                               ------------     ------------

OTHER ASSETS . . . . . . . . . . . . . . . . .    8,604,317       11,057,544
                                               ------------     ------------
            TOTAL ASSETS . . . . . . . . . . . $190,259,614     $191,904,350
                                               ============     ============

                  LIABILITIES  AND STOCKHOLDERS' EQUITY

SENIOR DEBT. . . . . . . . . . . . . . . . . . $ 95,507,924     $ 94,739,841
OTHER LIABILITIES. . . . . . . . . . . . . . .    8,643,602        8,807,990
SUBORDINATED DEBT  . . . . . . . . . . . . . .   35,622,533       34,942,463
                                               ------------     ------------
        Total Liabilities  . . . . . . . . . .  139,774,059      138,490,294
                                               ------------     ------------
STOCKHOLDERS' EQUITY:
  Preferred Stock; $100 par value. . . . . . .           --               --
  Common Stock:
    Voting Shares $100 par value;
        2,000 shares authorized;
        1,700 shares outstanding . . . . . . .      170,000          170,000
    Non-Voting Shares; no par value;
        198,000 shares authorized;
        168,300 shares outstanding . . . . . .           --               --
  Net Unrealized Gain (Loss) on
    Investment Securities Available for Sale .     (220,770)          43,288
  Retained Earnings. . . . . . . . . . . . . .   50,536,325       53,200,768
                                               ------------     ------------
        Total Stockholders' Equity . . . . . .   50,485,555       53,414,056
                                               ------------     ------------
            TOTAL LIABILITIES AND
                STOCKHOLDERS' EQUITY . . . . . $190,259,614     $191,904,350
                                               ============     ============

     The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                    1st FRANKLIN FINANCIAL CORPORATION

                    CONSOLIDATED STATEMENTS OF INCOME


                                                     Three Months Ended
                                                          March 31
                                                --------------------------
                                                         (Unaudited)
                                                    1997           1996
                                                -----------     -----------
INTEREST INCOME. . . . . . . . . . . . . . . .  $10,638,144     $ 9,999,822

INTEREST EXPENSE . . . . . . . . . . . . . . .    2,138,228       2,047,541
                                                -----------     -----------
NET INTEREST INCOME. . . . . . . . . . . . . .    8,499,916       7,952,281

   Provision for Loan Losses . . . . . . . . .    1,256,606         948,374
                                                -----------     -----------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES . . . . . . . . .    7,243,310       7,003,907
                                                -----------     -----------
NET INSURANCE INCOME . . . . . . . . . . . . .    3,484,533       3,298,831
                                                -----------     -----------
OTHER REVENUE. . . . . . . . . . . . . . . . .      128,889         112,498
                                                -----------     -----------
OTHER OPERATING EXPENSES:
   Personnel Expense . . . . . . . . . . . . .    5,165,094       4,692,503
   Occupancy . . . . . . . . . . . . . . . . .    1,237,441       1,049,066
   Other . . . . . . . . . . . . . . . . . . .    3,147,124       2,185,488
                                                -----------     -----------
      Total. . . . . . . . . . . . . . . . . .    9,549,659       7,927,057
                                                -----------     -----------

INCOME BEFORE INCOME TAXES . . . . . . . . . .    1,307,073       2,488,179

   Provision for Income Taxes:
      Current Provision. . . . . . . . . . . .      366,956         654,436
      Deferred Tax Provision (See Note 5). . .    3,604,560          49,599
                                                -----------     -----------
                                                  3,971,516         704,035
                                                -----------     -----------

NET INCOME . . . . . . . . . . . . . . . . . .   (2,664,443)      1,784,144

RETAINED EARNINGS, beginning of period . . . .   53,200,768      47,325,758
                                                -----------     -----------
RETAINED EARNINGS, end of period . . . . . . .  $50,536,325     $49,109,902
                                                ===========     ===========
EARNINGS PER SHARE:
   Voting Common Stock; 1700 Shares
     Outstanding all periods . . . . . . . . .     $ (15.67)        $ 10.49
                                                   ========         =======

   Non-Voting Common Stock; 168,201 Shares
     Outstanding March 31, 1996. . . . . . . .     $ (15.67)        $ 10.49
                                                   ========         =======

     The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                    1st FRANKLIN FINANCIAL CORPORATION

                  CONSOLIDATED STATEMENTS OF CASH FLOWS

             Increase (Decrease) in Cash and Cash Equivalents

                                                       Three Months Ended
                                                            March 31
                                                  ---------------------------
                                                           (Unaudited)
                                                       1997           1996
                                                  ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income. . . . . . . . . . . . . . . .       $ (2,664,443)  $  1,784,144
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Provision for Loan Losses . . . . . .            1,256,606        948,374
    Depreciation and Amortization . . . .              300,144        270,656
    Deferred Income Taxes . . . . . . . .            3,608,522         49,599
    Other, net. . . . . . . . . . . . . .                 (405)       (19,665)
    Decrease in Miscellaneous assets. . .              186,056         17,138
    (Decrease) in Accounts Payable and
    Accrued Expenses. . . . . . . . . . .           (1,524,301)    (1,948,055)
                                                  ------------   ------------
      Net Cash Provided by Operating Activities      1,162,179      1,102,191
                                                  ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans Originated or purchased. . . . . .         (25,425,571)   (23,725,174)
  Loan Payments. . . . . . . . . . . . . .          27,955,858     23,933,610
  Purchases of marketable debt securities.          (6,949,293)    (2,544,281)
  Principal payments on securities . . . .              68,498          6,586
  Sales of marketable securities . . . . .              75,000        768,750
  Redemptions of securities. . . . . . . .           1,000,000      1,000,000
  Other, net . . . . . . . . . . . . . . .            (202,830)      (138,848)
                                                  ------------   ------------
      Net Cash Provided by Operating Activities     (3,478,338)      (699,357)
                                                  ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (Decrease) in Senior Debt . . .             768,083     (6,604,194)
  Subordinated Debt Issued . . . . . . . .           2,198,871      2,213,006
  Subordinated Debt redeemed . . . . . . .          (1,518,801)    (1,319,702)
                                                  ------------   ------------
      Net Cash Provided by Financing Activities      1,448,153     (5,710,890)
                                                  ------------   ------------

NET DECREASE IN CASH AND CASH EQUIVALENTS.            (868,006)    (5,308,056)

CASH AND CASH EQUIVALENTS, beginning . . .          27,432,705     30,513,593
                                                  ------------   ------------
CASH AND CASH EQUIVALENTS, ending. . . . .        $ 26,564,699   $ 25,205,537
                                                  ============   ============

Cash Paid during the period for: Interest . . .   $  2,012,581   $  1,995,122
                                 Income Taxes          229,000         62,000

     The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                 -NOTES-

1. The accompanying interim financial information of 1st Franklin Financial Corporation and subsidiaries (the Company) should be read in conjunction with the annual financial statements and notes thereto as of December 31, 1996 and for the years then ended included in the Company's December 31, 1996 Annual Report.

2. In the opinion of Management of the Company, the accompanying consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the Company's financial position as of March 31, 1997, and December 31, 1996, and the results of its operations and its cash flows for the three months ended March 31, 1997 and 1996. While certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, the Company believes that the disclosures herein are adequate to make the information presented not misleading.

3. The results of operations for the three months ended March 31, 1997, are not necessarily indicative of the results to be expected for the full fiscal year.

4. The computation of Earnings per Share is self-evident from the Consolidated Statement of Income and Retained Earnings.

5. Deferred tax provision for March 31, 1997 includes a $3.6 million one time non-recurring charge to expense accumulated prepaid tax at January 1, 1997 as a result of the Company electing "S Corporation" status for income tax reporting purposes. See Chairman's Letter for further discussion.

                                BRANCH OPERATIONS

        Isabel Vickery Youngblood . . . . . . . .  Senior Vice President
        A. Jarrell Coffee . . . . . . . . . . . .  Vice President
        Jack R. Coker . . . . . . . . . . . . . .  Vice President

        Robert J. Canfield  . . . . . . . . . . .  Area Vice President
        J. Michael Culpepper  . . . . . . . . . .  Area Vice President
        Ronald F. Morrow  . . . . . . . . . . . . Area Vice President


                                 SUPERVISORS

Regina Bond                 Jeff Lee                  Ed Pulsifer
Susie Cantrell              Tommy Lennon              Henrietta Reathford
Donald Carter               Mike Lyles                Timothy Schmotz
Jimmy Davis                 Johnny McEntyre           Bob Seawright
Tony Ellison                Dianne Moore              Barbara Sims
Donald Floyd                Melvin Osley              Gaines Snow
Jack Hobgood                Dale Palmer               Marc Thomas
Janice Hyde                 Darryl Parker             Stewart York
Judy Landon                 Judy Paul

                                 OFFICES

Alabama Offices:            Georgia Offices:          Georgia Offices
---------------             ---------------           ---------------
Alexander City              Chatsworth                Richmond Hill
Andalusia                   Clarkesville              Rome
Arab                        Claxton                   Royston
Athens                      Clayton                   Sandersville
Bessemer                    Cleveland                 Savannah
Birmingham                  Cochran                   Statesboro
Clanton                     Commerce                  Swainsboro
Cullman                     Conyers                   Sylvania
Decatur                     Cordele                   Sylvester
Dothan                      Cornelia                  Thomaston
Enterprise                  Covington                 Thomson
Fayette                     Cumming                   Tifton
Florence                    Dallas                    Toccoa
Gadsden                     Dalton                    Valdosta
Geneva                      Dawson                    Vidalia
Hamilton                    Douglas                   Warner Robins
Huntsville                  Douglasville              Washington
Jasper                      Eastman                   Waycross
Madison                     Elberton                  Winder
Moulton                     Ellijay
Muscle Shoals               Forsyth                   Louisiana Offices:
Opp                         Fort Valley               -----------------
Ozark                       Gainesville               Jena
Prattville                  Garden City               Marksville
Russellville                Georgetown                Pineville
Scottsboro                  Greensboro
Selma                       Griffin                   Mississippi Offices:
Sylacauga                   Hartwell                  -------------------
Troy                        Hawkinsville              Columbia
Tuscaloosa                  Hazlehurst                Grenada
                            Hinesville                Gulfport
Georgia Offices:            Hogansville               Hattiesburg
---------------             Jackson                   Jackson
Adel                        Jasper                    Pearl
Albany                      Jefferson                 Picayune
Alma                        Jesup
Americus                    LaGrange                  South Carolina Offices:
Athens                      Lavonia                   ----------------------
Bainbridge                  Lawrenceville             Aiken
Barnesville                 Madison                   Anderson
Baxley                      Manchester                Cayce
Blakely                     McDonough                 Clemson
Blue Ridge                  McRae                     Columbia
Bremen                      Milledgeville             Easley
Brunswick                   Monroe                    Florence
Buford                      Montezuma                 Gaffney
Butler                      Monticello                Greenville
Cairo                       Moultrie                  Greenwood
Calhoun                     Nashville                 Lancaster
Canton                      Newnan                    Laurens
Carrollton                  Perry                     Orangeburg
Cartersville                                          Rock Hill
Cedartown                                             Seneca
                                                      Union
                                                      York

                                DIRECTORS

                             W. Richard Acree
                       President, Acree Oil Company

                            Ben F. Cheek, III
                   Chairman and Chief Executive Officer
                    1st Franklin Financial Corporation

                             Lorene M. Cheek
                                Homemaker

                             Jack D. Stovall
                President, Stovall Building Supplies, Inc.

                          Dr. Robert E. Thompson
                         Physician, Toccoa Clinic

                            EXECUTIVE OFFICERS

                            Ben F. Cheek, III
                   Chairman and Chief Executive Officer

                             T. Bruce Childs
                  President and Chief Operating Officer

                             A. Roger Guimond
                Vice President and Chief Financial Officer

                               Lynn E. Cox
                                Secretary

                              Linda L. Sessa
                                Treasurer

                            INVESTMENT CENTER

                               Lynn E. Cox
                            Account Executive

                             Sandra N. Oliver
                               New Accounts

                                 COUNSEL

                        Jones, Day, Reavis & Pogue
                        3500 One Peachtree Center
                        303 Peachtree Street, N.E.
                       Atlanta, Georgia  30308-3242

                                 AUDITORS

                           Arthur Andersen LLP
                        133 Peachtree Street, N.E.
                         Atlanta, Georgia  30303